TIDAL TRUST I 485BPOS

Exhibit 99.(p)(xxi)

FINQ AI, LLC

MANUAL OF COMPLIANCE POLICIES AND PROCEDURES

CONFIDENTIAL

FOR INTERNAL USE ONLY

As Adopted September 17, 2025

IX.	Code of Ethics

IX.A.	Introduction and Purpose

Under Advisers Act Rule 204A-1 and Company Act Rule 17j-1, the Firm is required to establish, maintain, and enforce written procedures reasonably necessary to prevent its Supervised Persons from violating provisions of the Advisers Act or the Company Act with respect to personal securities trading and fiduciary obligations, including the avoidance and detection of conflicts of interest. In meeting such responsibilities to our clients and Fund investors, the Firm has adopted this Code of Ethics to prevent, among other things, fraudulent, deceptive or manipulative acts. Compliance with Rules 204A-1 and Rule 17j-1 shall be monitored by the CCO through the use of the following policies and procedures.

IX.B.	Definitions

For the purpose of this Code of Ethics:

(a)	“Access Person” means:

(i)	All of the Firm’s directors, officers, and/or partners; and

(ii)	Any Supervised Person of the Firm who:

a)	Has access to non-public information regarding any client’s purchase or sale of securities;

b)	Has access to non-public information regarding the portfolio holdings of any Reportable Fund (as defined in Subsection (j) below);

c)	Is involved in making securities recommendations to clients; or

d)	Has access to such securities recommendations that are non- public.

(b)	“Agency Cross Transaction” is a transaction in which the Firm acts as an investment adviser in relation to a transaction in which it, or any person controlling, controlled by, or under common control with Firm, acts as broker (i.e., receives remuneration) for both the advisory client and for another person on the other side of the transaction.

(c)	“Automatic Investment Plan” means a program in which regular periodic purchases (or withdrawals) are made automatically in (or from) investment accounts in accordance with a predetermined schedule and allocation. An Automatic Investment Plan includes a dividend reinvestment plan.

(d)	“Beneficial Ownership” means having or sharing a direct or indirect pecuniary interest in the securities. A person has a pecuniary interest in securities if they have the ability to directly or indirectly profit from a securities transaction. The following are examples of indirect pecuniary interests in securities:

(i)	Securities held by members of employees’ immediate family sharing the same household. Immediate family means any child, stepchild, grandchild, parent, stepparent, grandparent, spouse, sibling, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law, or sister-in-law. Adoptive relationships are included;

(ii)	Supervised Persons’ interests as a general partner in securities held by a general or limited partnership; and

(iii)	Supervised Persons’ interests as a manager/member in the securities held by a limited liability company.

Supervised Persons do not have an indirect pecuniary interest in securities held by entities in which they hold an equity interest unless they are a controlling equity holder or they share investment control over the securities held by the entity.

The following circumstances constitute Beneficial Ownership by Supervised Persons of securities held by a trust:

a)	Ownership of securities as a trustee where either the employee or members of the employees’ immediate family have a vested interest in the principal or income of the trust;

b)	Ownership of a vested beneficial interest in a trust; and

c)	An employee’s status as a settler of a trust unless the consent of all of the beneficiaries is required in order for the employee to revoke the trust.

(e)	“Federal Securities Laws” means the Securities Act of 1933 (15 U.S.C. 77 et seq.) (“Securities Act”), the Exchange Act (15 U.S.C. 78a et seq.), the Sarbanes-Oxley Act of 2002 (Pub. L. 107-204, 116 Stat. 745 (2002)), the Company Act (15 U.S.C. 80a-1 et seq.), the Advisers Act (15 U.S.C. 806-21 et seq.), Title V of the Gramm-Leach-Bliley Act (Pub. L. No. 106-102, 113 Stat. 1338 (1999)) (“GLBA”), any rules adopted by the SEC under any of these statutes, the Bank Secrecy Act (31 U.S.C. 5311-5314; 5316-5332) as it applies to Funds and investment advisers, and any rules adopted thereunder by the SEC or the Department of the Treasury.

(f)	“Fund” means an investment company registered under the Company Act;

(g)	“Initial Public Offering” means an offering of securities registered under the Securities Act (15 U.S.C. 77a), the issuer of which, immediately before the registration, was not subject to the reporting requirements of Sections 13 or 15(d) of the Exchange Act (15 U.S.C. 78m or 78o(d)).

(h)	“Limited Offering” means an offering that is exempt from registration under the Securities Act pursuant to Section 4(2) or Section 4(5) (15 U.S.C. 77d(2) or 77d(5)) or pursuant to 17 C.F.R. §§230.504 through 230.506.

(i)	“Purchase or Sale of a Security” includes, among other things, the writing of an option to purchase or sell a security.

(j)	“Reportable Fund” means:

(i)	Any Fund for which the Firm serves as an investment adviser as defined in Section 2(a)(20) of the Company Act (15 U.S.C. 80a-2(a)(20)); or

(ii)	Any Fund whose investment adviser or principal underwriter controls, is controlled by, or is under common control with, the Firm. For purposes of this Code of Ethics, Control has the same meaning as it does in Section 2(a)(9) of the Company Act (15 U.S.C. 80a-2(a)(9)).

(k)	“Reportable Security” means a security as defined in Section 202(a)(18) of the Advisers Act (15 U.S.C. 80b-2(a)(18)), except that it does not include:

(i)	Direct obligations of the Government of the United States;

(ii)	Bankers’ acceptances, bank certificates of deposit, commercial paper and high-quality short-term debt instruments, including repurchase agreements;

(iii)	Shares issued by money market Funds;

(iv)	Shares issued by open-end Funds other than Reportable Funds; and

(v)	Shares issued by unit investment trusts that are invested exclusively in one (1) or more open-end Funds, none of which are Reportable Funds.

(l)	“Supervised Person(s)” has the same meaning as defined in Section II.B.

IX.C.	Business Conduct Standards

1.	Compliance with Laws and Regulations

All Supervised Persons must comply with all applicable state and Federal Securities Laws. Supervised Persons are not permitted, in connection with the purchase or sale, directly or indirectly, of a security held or to be acquired by a client:

(a)	To defraud such client in any manner or to employ any device, scheme, or artifice to defraud a client;

(b)	To mislead such client, including by making a statement that omits material facts;

(c)	To engage in any act, practice or course of conduct which operates or would operate as a fraud or deceit upon such client;

(d)	To engage in any manipulative practice with respect to such client; or

(e)	To engage in any manipulative practice with respect to securities, including price manipulation.

2.	Fiduciary Duty

We owe a fiduciary duty to our clients, which comprises a duty of care and a duty of loyalty. These duties are given shape by the policies and procedures in this Manual. Our overarching responsibility is to act in the best interest of our client at all times.

3.	Conflicts of Interest Generally

As fiduciaries, we also have an affirmative duty of care, loyalty, honesty, and good faith to act in the best interests of our clients. Adherence to this duty can be achieved by avoiding and mitigating conflicts of interest and by fully disclosing all material facts concerning any conflict that does arise with respect to any client. Even conflicts that might incline a person to act one way versus another, wittingly or unwittingly, should be disclosed.

4.	Conflicts of Interest Between or Among Clients

Conflicts of interest may arise where the Firm or a Supervised Person has reason to favor the interests of one client over another client (e.g., larger accounts over smaller accounts, accounts in which employees have made material personal investments, or accounts of close friends or relatives of a Supervised Person). The Firm specifically prohibits inappropriate favoritism of one client over another client that would constitute a breach of fiduciary duty.

5.	Competing with Client Trades

The Firm prohibits Supervised Persons from using knowledge about pending or currently considered securities transactions for clients to profit personally, directly, or indirectly, as a result of such transactions. In order to avoid any potential conflict of interest between the Firm and our clients, securities transactions for the accounts of employees in the same security as that purchased or sold for advisory accounts should be entered only after completion of all reasonably anticipated trading in that security for client accounts on any given day. If after completion of all anticipated trading for client accounts, a trade is executed for an employee’s personal account on that same day at a price better than that received by the client, the employee must notify the CCO, who will prepare a memorandum detailing the circumstances of the transaction. If after reviewing the transaction, the CCO determines that a potential conflict of interest exists, the CCO shall have the authority to make any necessary adjustments, including canceling and re-billing the transaction to such other account(s) as appropriate. Such memoranda and any corrective action taken will be maintained by CCO in the Firm’s compliance files.

(a)	Blackout Period. Without CCO approval, Supervised Persons are prohibited from transacting securities Monday through Friday, between 8:00 AM and 4:30 PM (GMT +3) (1:00 AM – 9:30 AM ET).

(b)	Affiliate Communications. Without CCO approval, the Firm and Supervised Persons are prohibited from communicating any recommended transactions, model updates, algorithmic outputs, portfolio compositions and decisions, and similar material nonpublic information until such information is publicly available.

(c)	Notwithstanding the foregoing, model outputs may be communicated to the Firm’s clients (ETFs) and to the Firm’s affiliates’ managed accounts, provided such communications occur simultaneously and in accordance with applicable policies and procedures.

6.	Principal Trades; Transactions with Clients

Principal trading (trading with clients in the Firm’s own account) is prohibited. The Firm also prohibits Supervised Persons from knowingly selling to or purchasing from a client any security or other property.

7.	Cross Transactions Between Clients

Cross transactions between clients and Agency Cross Transactions are prohibited.

8.	Personal Securities Transactions

Personal securities transactions by Supervised Persons are subject to the following trading restrictions:

(a)	Initial Public Offerings (“IPO(s)”). Supervised Persons are prohibited from acquiring any securities in an IPO without first obtaining written pre-clearance from the CCO. The prior approval must take into account, among other factors, whether the investment opportunity should be reserved for clients, and whether the opportunity is being offered to a Supervised Person by virtue of their position with the Firm.

Upon receiving a request for pre-clearance, the CCO will review the intended transaction for consideration. The final decision will be sent in writing to the Supervised Person requesting the permission for the IPO. Only upon receipt of the written approval from the CCO, shall the Supervised Person engage in the purchase of the requested IPO. The Supervised Person making the request and the CCO will maintain final written approval or denial for their files.

(b)	Limited Offerings. Supervised Persons are prohibited from acquiring any securities in a Limited Offering without first obtaining written pre- clearance from the CCO. The prior approval must take into account, among other factors, whether the investment opportunity should be reserved for clients, and whether the opportunity is being offered to a Supervised Person by virtue of their position with the Firm.

Upon receiving a request, the CCO will review the intended transaction for consideration. The final decision will then be sent in writing to the agent or employee requesting permission for the Limited Offering. Only upon receipt of the written approval from the CCO shall the Supervised Person engage in the purchase of the requested Limited Offering. The Supervised Person making the request and the CCO will maintain copies of final written approval or denial.

9.	Outside Business Activities

No Supervised Persons may conduct any other business activity without Firm approval. Outside business activity for which approval is necessary includes any (a) employment, (b) independent contractor position, (c) other activity for which compensation is anticipated, or (d) service on a board or advisory committee or other similar position for which the Supervised Persons will not receive compensation (except for any charitable organizations unrelated to investments, insurance, or real estate, and school or church boards).

Supervised Persons may also hold other product or professional licenses authorizing them to provide other products and services. The provision of these products and/or services is an outside business activity that must be approved. The Firm shall confirm that any such license remains active and effective if clients of the Firm may reasonably be expected to discuss those products or services with Supervised Persons.

Supervised Persons must submit a request for approval of outside business activity to the CCO using the Outside Business Activity Application Form attached as Exhibit E and must obtain written approval on that form from the CCO prior to engaging in any outside business activities. Additionally, all Supervised Persons may be required annually to certify as to their non- participation in unapproved outside business activities using the Outside Business Activity Annual Certification, which is attached as Exhibit F, or a substantially similar form approved by the CCO.

10.	Dishonest or Unethical Practices

All Firm Supervised Persons have a responsibility to assist the Firm in fulfilling its fiduciary duty to transact business for the primary benefit of our client and in the clients’ best interest. Many of the actions or omissions proscribed in this Manual are considered dishonest or unethical practices. In addition, the following are considered dishonest or unethical investment advisory practices and are prohibited:

(a)	Excessive trading. Inducing trades in a client’s accounts that are excessive in size or frequency in view of the financial resources, objectives, and character of the account.

(b)	Borrowing money or any other thing of value from, or lending money or any other things of value to, a client, either directly or indirectly.

(c)	Misrepresenting the qualifications of the Firm, its IARs or any person employed by or associated with the Firm.

(d)	Misrepresenting the nature of the advisory services being offered or fees to be charged for that service or omitting a material fact regarding qualifications, services, or fees.

(e)	Charging a fee that is unreasonable or that is not authorized or approved by the Firm.

(f)	Failing to disclose material conflicts of interest, including without limitation those that arise from compensation arrangements connected with advisory services that are in addition to compensation from the clients for other services;

(g)	Charging a client an advisory fee for rendering advice when a commission for executing securities transactions pursuant to the advice will be received by the Firm, an affiliate, or any IAR or other Supervised Persons.

(h)	Guaranteeing performance or services. Guaranteeing clients that a certain or specific result will be achieved. Examples include guaranteeing a specific (percentage or dollar) gain or no loss or guaranteeing services as a result of the advice implemented by the Firm.

The unethical business practices listed above are not exhaustive. The Firm takes its fiduciary responsibilities seriously and will continually review advisory activities to detect and deter any unethical conduct by Firm Supervised Persons. Supervised Persons in violation of the Firm’s policies and procedures may face admonishment, sanctions, disciplinary action, or termination.

11.	Gifts and Entertainment

For purposes of this policy, the word “gifts” includes entertainment opportunities such as tickets to sporting events, concerts, special accommodations, favors and similar items or situations. As an adviser, the Firm and our Supervised Persons have a fiduciary obligation to our clients to act in their best interests at all times. Supervised Persons of this Firm should not accept extravagant gifts or gifts of excessive value that could influence your decision-making or make you feel beholden to a person or entity. Additionally, the Firm believes the following policies are necessary and appropriate in order to minimize undue influence relating to gifts:

(a)	Solicitation of Gifts. Supervised Persons are prohibited from soliciting gifts of any size under any circumstances.

(b)	Accepting Gifts. On occasion, because of their position with the company, Supervised Persons or their family members may be offered or may receive Gifts from clients, brokers, vendors, or other persons. For purposes of this policy, acceptance of extraordinary or extravagant gifts or gifts of excessive value is prohibited. Any such gifts must be declined and returned in order to protect the reputation and integrity of Firm. Supervised Persons may accept gifts whose reasonable value, alone or in the aggregate during any calendar year, is not more than $100. Any gift that exceeds that value must be reported to the CCO, who may make an exception based on the circumstances. All gifts must be recorded in the Firm’s gift log. Gifts should be valued using the higher of cost or market value, exclusive of tax and delivery charges. If a value cannot be determined, the Supervised Person should make a good faith estimation of the value of the gift. If gifts are received by multiple recipients, the Firm should record the names of each recipient and calculate and record the value of the gift on a pro rata basis per recipient. All gifts received by a Supervised Person that may be in violation of this Code of Ethics, excluding gifts from the recipient’s immediate family members, must be promptly reported to the CCO.

(c)	Giving Gifts. The Firm’s Supervised Persons may not give any gift or gifts with a cumulative value in excess of $250 in any calendar year to an advisory client or any person it does business with, regulates, advises, or renders professional service to Firm, unless approved by the CCO in writing before the gift is given. In addition, the Firm is prohibited from directly or indirectly giving any gift regardless of value where such payment is in relation to the business of the recipient’s employer. All gifts given by a Supervised Person that may be in violation of this Code of Ethics, excluding gifts to the giver’s immediate family members, must be promptly reported to the CCO.

(d)	Accepting Entertainment: Customary business meals and entertainment (e.g., sporting events) may be accepted by the Firm or Supervised Persons, are subject to the same value limitations for accepting gifts and must be logged into the gift log as entertainment. All entertainment accepted by the Firm or a Supervised Person that may be in violation of this Code of Ethics, excluding entertainment from the recipient’s immediate family members, must be promptly reported to the CCO.

(e)	Providing Entertainment: Customary business meals and entertainment (e.g., sporting events) may be provided by the Firm or Supervised Persons to current or prospective clients, are subject to the same value limitations for giving gifts and must be logged into the gift log as entertainment. All entertainment provided by the Firm or a Supervised Person that may be in violation of this Code of Ethics, excluding entertainment provided to the giver’s immediate family members, must be promptly reported to the CCO.

(f)	Gift Exclusions. Personal gifts in excess of the above limits may be permitted at the discretion of the CCO as long as the gifts are not related to the business of the recipient’s employer.

(g)	Gift Log. The Firm and all Supervised Persons who receive or give a gift must fill out the Firm Gift Reporting Log attached here as Exhibit G within thirty (30) days of giving or receiving a gift. The CCO will review the Gift Log at least quarterly.

(h)	Gift Policy Testing. The CCO will test the Firm’s gift policy’s effectiveness annually.

IX.D.	Insider Trading

1.	Insider Trading Generally

Investment advisers are prohibited from engaging in Insider Trading. The term “Insider Trading” is not defined in the securities laws, but generally refers to the use of Material, Non-Public Information to trade in securities or the communication of Material, Non-Public Information to others.

2.	Prohibited Activities

All Firm personnel are prohibited from engaging in the following activities:

(a)	trading or recommending trading in securities for any account (personal or client) while in possession of Material, Non-Public Information about the issuer of the securities; or

(b)	communicating Material, Non-Public Information about the issuer of any securities to any other person.

The activities described above are not only violations of the Firm’s Insider Trading Policy but may also be violations of applicable law.

3.	Terminology

(a)	Material Information.

“Material Information” generally includes:

(i)	any information that a reasonable client would likely consider important in making his or her investment decision; or

(ii)	any information that is reasonably certain to have a substantial effect on the price of an issuer’s securities.

Examples of Material Information include the following: dividend changes, earnings estimates, changes in previously released earnings estimates, significant merger or acquisition proposals or agreements, major litigation, liquidation problems, and extraordinary management developments.

(b)	Non-Public Information.

Information is “Non-Public” only until it has been effectively communicated to the market, and the market has had time to “absorb” the information. For example, information found in a report filed with the SEC, or appearing in Dow Jones, Reuters, The Wall Street Journal, or other publications of general circulation would be considered “public.”

(c)	Insider Trading.

While the law concerning “Insider Trading” is not static, it generally prohibits: (1) trading by an Insider while in possession of Material, Non-Public Information; (2) trading by non-Insiders while in possession of Material, Non-Public Information, where the information was either disclosed to the non-Insider in violation of an Insider’s duty to keep it confidential or was misappropriated; and (3) communicating Material, Non-Public Information to others.

(d)	Insiders.

The concept of “Insider” is quite broad and includes all employees of a company. In addition, any person may be a temporary Insider if he or she enters into a special, confidential relationship with a company in the conduct of that company’s affairs and, as a result, has a duty to provide the information solely for the company’s purposes. Any person associated with the Firm may become a temporary Insider for a company it advises or for which it performs other services. Temporary Insiders may also include the following: a firm’s attorneys, accountants, consultants, bank lending officers, and the employees of such organizations.

4.	Penalties for Insider Trading

The legal consequences for trading on or communicating Material, Non-Public Information are severe, both for individuals involved in such unlawful conduct and their employers. A person can be subject to some or all of the penalties below, even if he or she does not personally benefit from the violation. Penalties may include:

(a)	civil injunctions;

(b)	jail sentences;

(c)	revocation of applicable securities-related registrations and licenses;

(d)	fines for the person who committed the violation of up to three times the profit gained (or loss avoided), whether or not the person actually benefited; and,

(e)	fines for the employee or other controlling person of up to the greater of $1,000,000 or three times the amount of the profit gained (or loss avoided).

In addition, the Firm’s management will impose serious sanctions on any person who violates the Insider Trading Policies. These sanctions may include suspension or dismissal of the person or persons involved.

IX.E.	Whistleblowers

1.	Whistleblowers Generally

All Supervised Persons are expected to read, understand, and follow all policies and procedures set forth in this Manual, including the Code of Ethics. All Supervised Persons are also required to conduct themselves with loyalty and integrity in their dealings with our clients, and with one another. Improper conduct on the part of any Supervised Persons puts the Firm and its Supervised Persons at risk. Accordingly, all Supervised Persons are expected to promptly report to the CCO all apparent violations of the Firm’s policies and procedures, including all those published in this Manual and in the Code of Ethics, plus any suspected violation of any state or federal law, rule, regulation, or standard of conduct. Nothing contained herein shall impede or otherwise limit the ability of a Supervised Person to communicate directly with the SEC or other authorities about a possible securities law violation or other misconduct.

2.	Responsibility of the Whistleblower

Supervised Persons must act in good faith in reporting a complaint or concern under this policy and must have reasonable grounds for believing misconduct has occurred. A malicious allegation known to be false is considered a serious offense and will be subject to disciplinary action that may include termination of employment.

3.	Reporting Potential Misconduct

Supervised Persons must have the opportunity to report any concerns or suspicions of improper activity without retaliation. Accordingly, Supervised Persons may report potential misconduct confidentially if he or she wishes. The Firm will not attempt to identify the source of any misconduct reported confidentially unless we determine the report was made solely for the purpose of harassment or otherwise made with malicious intent.

4.	Receipt and Review of Whistleblower Complaint

The Firm will take seriously any report regarding possible misconduct. Once the CCO has received a complaint, the CCO will notify the Firm’s principals and investigate the complaint as quickly as is practical by obtaining all relevant documents and interviewing the appropriate Supervised Persons. If the whistleblower is identifiable, the CCO will maintain confidentiality if so requested. After the CCO has reviewed the complaint, the CCO will determine the appropriate action to take, if any, to remedy the situation. The Firm will maintain records which contain all the information submitted with the complaint and a report or memorandum detailing the investigation and the actions taken by the CCO as a result of the complaint.

Supervised Persons are assured that the Firm will appropriately manage all such reported concerns or suspicions of improper activity in a timely and professional manner, confidentially and without retaliation. To protect the confidentiality of the individual submitting such a report, and to enable the Firm to conduct an investigation of reported misconduct, those individuals responsible for conducting any investigation are generally precluded from communicating information pertaining to the scope and/or status of such reviews to those outside of the group of decisionmakers.

5.	Retaliation Prohibited

The Firm will not discharge, demote, suspend, threaten, harass, directly or indirectly, or in any other way discriminate against any Supervised Person in the terms and conditions of employment because the Supervised Person, whether at the initiative of the Supervised Person or in the ordinary course of the duties of the Supervised Person, has:

(a)	Provided, caused to be provided, or is about to provide, information to the Firm, the SEC, any state securities authority, or any other state, local, or federal government authority or law enforcement agency in relation to any violation of, or any act or omission that the Supervised Person reasonably believes to be a violation of, the Advisers Act, or any other provision of law, rule, order, standard, or prohibition prescribed by the SEC or any state securities authority;

(b)	Initiated, testified, or assisted in any investigation or proceeding resulting from the administration or enforcement of any provision of the Advisers Act, or any other provision of law, rule, order, standard, or prohibition prescribed by the SEC or any state securities authority;

(c)	Filed, instituted, or caused to be filed or instituted any proceeding under the Advisers Act, or any other provision of law, rule, order, standard, or prohibition prescribed by the SEC or any state securities authority; or

(d)	Objected to, or refused to participate in, any activity, policy, practice, or assigned task that the Supervised Persons reasonably believed to be in violation of the Advisers Act, or any other provision of law, rule, order, standard, or prohibition prescribed by the SEC or any state securities authority.

The Firm will not tolerate any retaliation against a Supervised Person for reporting complaints. Any other Supervised Person who retaliates against a Supervised Person reporting a complaint will be subject to disciplinary action, which may include termination of employment. Supervised Persons who believe s/he has been subject to retaliation or reprisal as a result of reporting a concern or making a complaint is to report such action to the CCO, or to other senior management in the event the concern pertains to the CCO.

Thirty (30) days after a Supervised Person files a complaint, the CCO will follow up with the complainant to ensure s/he has not been retaliated against. If at any time s/he reports retaliation, the CCO should initiate a follow up investigation by repeating the same procedure as above. If the retaliation was caused by an individual involved in the original review process, that individual will not be involved in the retaliation investigation.

If any Supervised Person of the Firm believes that he or she has been discharged or otherwise discriminated against by the Firm or any of the Firm’s Supervised Persons, that Supervised Person may file a complaint with the U.S. Secretary of Labor alleging discharge or discrimination and identifying the individual responsible for such act.

IX.F.	Reporting Requirements

1.	Client Complaints

All written and verbal client complaints received by Supervised Persons should be immediately forwarded or communicated to the CCO. The Supervised Person shall take no further action with respect to the account without the permission of the CCO. The CCO should investigate the matter and interview and consult with other Supervised Persons and with legal counsel as deemed necessary. The client should be informed in writing regarding the investigation. After investigation, the CCO may take whatever actions he or she deems necessary and shall communicate the result of the investigation to the Supervised Person and the client.

2.	Duty to Report Certain Events or Occurrences

All Supervised Persons must inform the CCO as soon as possible, but in no event later than ten (10) days after the occurrence, of any of the following:

●	Name change;

●	Address change;

●	Branch address change, if applicable;

●	“Other business” changes such as becoming a proprietor, partner, officer, director, employee, trustee, or agent of another business;

●	Client complaints, whether written, verbal, or electronic complaints, including new complaints received through previous firms and updates to or settlements of any client complaints;

●	Litigation or arbitrations, including new arbitrations received through previous firms and any awards, dismissals, or settlements of any arbitrations;

●	Arraignment, arrest, charge, indictment, summons, felony, or misdemeanor conviction (other than minor traffic violations), as well as similar foreign convictions or similar events which would equate to a domestic conviction or event;

●	Bankruptcy or compromise with creditors — either personal or for an organization which the IAR controls;

●	Unsatisfied judgments or liens including garnishments;

●	Denial or revocation of bond from a bonding company;

●	Investigation or proceedings by any governmental or securities industry self-regulatory body, including any requests for testimony or information before such bodies;

●	Denial of registration, injunction, censure, fine, suspension, expulsion or other disciplinary action by any governmental agency or securities regulatory body;

●	Any subpoena or other notice of legal process;

●	Any contempt proceeding, cease or desist order, injunction, or civil judgment as a party defendant;

●	Any contact whatsoever with any attorney or other IAR of any party involved in a civil litigation or arbitration;

●	Any situation that would cause a registered individual’s current Form U4 to be incorrect, false, or misleading; and

●	Any oral or written contact from any regulatory agencies.

The foregoing is not an exhaustive list, and Supervised Persons should report any event that may be similar to the above and/or which may create a potential conflict of interest with Firm clients or be a material fact that clients of the Firm would be concerned about or would want to be made aware of. Supervised Persons should discuss suspected violations of this disclosure policy with CCO.

3.	Personal Reporting Requirements

(a)	Holdings Reports. All Access Persons must submit to the CCO a report of the Access Person’s current securities holdings on a form provided by the CCO (attached to this Manual as Exhibit H. Initial/Annual Holdings Report Form and Certification of Compliance) and which meets the following requirements. Please refer to the definition of “Beneficial Ownership” above, because that will require reporting of certain family and other accounts.

(i)	Content of Holdings Reports. Each holdings report must contain, at a minimum:

a)	The title and type of security, and as applicable the exchange ticker symbol or CUSIP number, number of shares, and principal amount of each Reportable Security in which the Access Person has any direct or indirect Beneficial Ownership;

b)	The name of any broker, dealer, or bank with which the Access Person maintains an account in which any securities are held for the Access Person’s direct or indirect benefit; and

c)	The date the Access Person submits the report.

(ii)	Timing of Holdings Reports. Each Access Person must submit a holdings report:

a)	No later than ten (10) days after the person becomes an Access Person, and the information must be current as of a date no more than forty-five (45) days prior to the date the person becomes an Access Person; and

b)	On or within thirty (30) days prior to January 31st of each year. The information contained in each holdings report submitted on each January 31st must be current as of a date no more than forty-five (45) days prior to the date the report is submitted.

(b)	Transaction Reports. All Access Persons must submit to the CCO quarterly securities transactions reports on a form provided by the CCO (attached to this Manual as Exhibit I. Personal Transactions Report Form and Certification of Compliance) and which meets the following requirements:

(i)	Content of Transaction Reports. Each transaction report must contain, at a minimum, the following information about each transaction involving a Reportable Security, as defined in Section IX.B(k) above, in which the Access Person had, or as a result of the transaction acquired, any direct or indirect Beneficial Ownership:

a)	The date of the transaction, the title, and as applicable the exchange ticker symbol or CUSIP number, interest rate and maturity date, number of shares, and principal amount of each Reportable Security involved;

b)	The nature of the transaction (i.e., purchase, sale or any other type of acquisition or disposition);

c)	The price of the security at which the transaction was effected;

d)	The name of the broker, dealer, or bank with or through which the transaction was effected; and

e)	The date the Access Person submits the report.

(ii)	Timing of Transaction Reports. Each Access Person must submit a transaction report no later than thirty (30) days after the end of each calendar quarter, which report must cover, at a minimum, all transactions during the quarter.

(c)	The CCO will review Access Persons’ transaction and holding reports initially upon the Access Person’s hire and quarterly thereafter. The CCO will review all Access Persons’ transactions and holdings for potential violations of this Code of Ethics. The CCO will delegate the review of the CCO’s transactions and holdings reports to Firm personnel qualified for such a review.

(d)	Exceptions from Reporting Requirements. An Access Person need not submit or include on any transaction report:

(i)	Any report with respect to securities held in accounts over which the Access Person had no direct or indirect influence or control;

(ii)	Any report with respect to transactions effected pursuant to an Automatic Investment Plan;

(iii)	Any report if the report would duplicate information contained in broker trade confirmations or account statements previously provided to the CCO, provided that said statements were provided no later than thirty (30) days after the end of the applicable calendar quarter.

4.	Reporting Non-Compliance with this Code of Ethics

All Supervised Persons must promptly report violations of the Code of Ethics to the CCO upon discovery of the violation. If the CCO is unavailable, the violation must then be reported to any executive officer of the Firm.

IX.G.	Miscellaneous

1.	Acknowledgment of Receipt

All Supervised Persons must acknowledge upon becoming a Supervised Person, that they have received, read, and understand fully, the foregoing Code of Ethics and agree to comply with the provisions herein using the Code of Ethics Acknowledgment (attached to this Manual as Exhibit J). Additionally, each Supervised Person must acknowledge the same in writing annually using the same form.

2.	Consequences of Violating this Code of Ethics

Supervised Persons are urged to seek the advice of the CCO regarding the application of this Code of Ethics to their individual circumstances. A violation of the provisions of this Code of Ethics constitutes grounds for disciplinary action including termination of employment with the Firm.

3.	Code of Ethics Description in Disclosure Document

A summary description of this Code of Ethics must be provided in the Firm’s Brochure, if such a Brochure is required to be delivered. Additionally, the Firm provides a complete copy of this Code of Ethics to any client or prospective client upon request.